Exhibit 5.1

22 Grenville Street St Helier Jersey JE4 8PX Channel Islands T +44 1534 676 000 F +44 1534 676 333 mourantozannes.com

The Directors

Mimecast Limited

22 Grenville Street

St. Helier

Jersey JE4 8PX

September 26, 2016

Our ref: 8026842/68416007/2

Dear Sirs

Mimecast Limited (the Company)

Registration of shares under the US Securities Act of 1933, as amended (the Securities Act)

We have acted as the Company’s Jersey legal advisers in connection with the offering by the selling shareholders (the Selling Shareholders) identified as such in the Registration Statement (as defined below) of up to 4,600,000 ordinary shares (the Selling Shareholder Shares), which includes up to 600,000 ordinary shares to cover any over allotments granted under the Underwriting Agreement (as defined below).

Pursuant to the Underwriting Agreement, the Selling Shareholder Shares will be sold to the Underwriters (as defined in the Underwriting Agreement) for resale to the members of the public in the United States as described in the Registration Statement.

The Company has asked us to provide this opinion in connection with the registration of the Selling Shareholder Shares under the Securities Act.

1.	Documents examined

(a)	For the purposes of this opinion, we have examined and relied upon the following documents:

(i)	a registration statement on Form F-1 dated September 12, 2016, as amended by Amendment No. 1 thereto dated September 26, 2016 (the Registration Statement) relating to the registration of the Selling Shareholder Shares under the Securities Act;

(ii)	a draft underwriting agreement relating to the Selling Shareholder Shares (the Underwriting Agreement) between the Company, the Selling Shareholders, the Attorneys-in-Fact on behalf of certain Selling Shareholders and J.P. Morgan Securities LLC and Barclays Capital Inc. as representatives of the Underwriters;

(iii)	minutes of meetings of the board of directors of the Company held on 12 August 2015, 2 September 2015, 20 October 2015 and 12 September 2016; and minutes of meetings of committees of the board held on 20 October 2015, 3 November 2015 (at 6.15pm London time), 3 November 2015 (at 6.25pm London time) and 18 November 2015;

Mourant Ozannes is a Jersey partnership

A list of the partners is available at mourantozannes.com

BVI    |    CAYMAN ISLANDS    |    GUERNSEY    |    HONG KONG    |    JERSEY    |    LONDON

(iv)	written resolutions of the shareholders of the Company (including class consents) passed on 20 October 2015, 4 November 2015, 5 November 2015 and 13 November 2015;

(v)	written consents dated 22 September 2015 of certain of the Company’s shareholders relating to, among other things, the offering by the Company of ordinary shares;

(vi)	the Company’s certificate of incorporation (including upon change of name) and memorandum and articles of association as in force from time to time;

(vii)	a consent to issue shares dated 28 July 2015 issued to the Company by the Jersey Financial Services Commission under the Control of Borrowing (Jersey) Order 1958; and

(viii)	the Company’s register of members dated the date of this opinion.

(b)	For the purposes of this opinion, we have, with the Company’s consent, relied upon certificates and other assurances of directors, the secretary and/or other officers of the Company as to matters of fact, without having independently verified such factual matters.

(c)	In this opinion, non-assessable means, in relation to a Selling Shareholder Share, that the purchase price for which the Company agreed to issue that Selling Shareholder Share has been paid in full to the Company, so that no further sum is payable to the Company by any holder of that Selling Shareholder Share in respect of the purchase price of that Selling Shareholder Share.

2.	Assumptions

For the purposes of this opinion we have assumed:

(a)	the authenticity, accuracy, completeness and conformity to original documents of all copy documents and certificates of officers or the secretary of the Company examined by us;

(b)	that the signatures on all documents examined by us are the genuine signatures of persons authorised to execute or certify such documents;

(c)	the accuracy and completeness in every respect of all certificates of directors, the secretary and/or other officers of the Company given to us for the purposes of giving this opinion and that (where relevant) such certificates would be accurate if they had been given as of the date hereof;

(d)	that in approving the Company’s entry into the Underwriting Agreement, the underwriting agreement entered into by the Company in connection with its initial public offering and the transactions contemplated by such underwriting agreements, the directors of the Company were acting in the best interests of, and for a proper purpose of, the Company;

(e)	that the Company has not been and is not insolvent or unable to pay its debts as they fall due and will not become insolvent or unable to pay its

BVI    |    CAYMAN ISLANDS    |    GUERNSEY    |    HONG KONG    |    JERSEY    |    LONDON

debts as they fall due or bankrupt (as defined in Article 8 of the Interpretation (Jersey) Law 1954) as a result of its entry into the Underwriting Agreement and the transactions contemplated by it;

(f)	that there is no provision of any law (other than Jersey law) that would affect anything in this opinion; and

(g)	that no event occurs after the date hereof which would affect the opinions herein stated.

3.	Opinion

As a matter of Jersey law, and based on, and subject to, the foregoing and the qualifications mentioned below, we are of the opinion that the Selling Shareholder Shares to be sold by the Selling Shareholders pursuant to the Underwriting Agreement are validly authorized, validly issued, fully paid and non-assessable.

4.	Jersey law

This opinion is limited to matters of, and is interpreted in accordance with, Jersey law as at the date of this opinion. We express no opinion with respect to the laws of any other jurisdiction. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may come to our attention, or any changes in law which may occur, after the date of this opinion.

5.	Consent

(a)	This opinion is addressed to the Company in connection with the registration of the Selling Shareholder Shares pursuant to the Securities Act.

(b)	We consent to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement and to reference to us being made in the paragraph of the Registration Statement headed Legal matters. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated by the US Securities and Exchange Commission under the Securities Act.

Yours faithfully

/s/ Mourant Ozannes

Mourant Ozannes

BVI    |    CAYMAN ISLANDS    |    GUERNSEY    |    HONG KONG    |    JERSEY    |    LONDON